Exhibit 16.1

March 16, 2021

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for BC Partners Lending Corporation (the “Company”) and, under the date of March 11, 2021, we reported on the consolidated financial statements of the Company as of December 31, 2020 and 2019, and for the year ended December 31, 2020 and the period from October 2, 2019 (commencement of operations) through December 31, 2019. On March 11, 2021, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 16, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements that (1) the change was determined by the Audit Committee who recently completed a competitive process to determine the Company’s independent registered public accounting firm and (2) the Company did not consult with Deloitte & Touche LLP.

Very truly yours,